Sinclair Announces any and all Private Debt Exchange Offer and consent solicitation of Senior Notes of Diamond Sports Group
BALTIMORE (May 12, 2020) - Sinclair Broadcast Group, Inc. (“Sinclair” or the “Company”) (Nasdaq: SBGI) today announced its indirect subsidiaries, Diamond Sports Group, LLC and Diamond Sports Finance Company (together, the “Issuers”) are commencing a private exchange offer (the “Exchange Offer”) for any and all of the Issuers’ outstanding 6.625% Senior Notes due 2027 (the “Senior Notes”) for newly issued 12.750% Senior Secured Notes due 2026 (the “New Secured Notes”) (CUSIP/ISIN 25277LAE6 / US25277LAE65; U2527JAC9 / USU2527JAC90) and a cash payment on the terms and subject to the conditions set forth in a Confidential Offering Memorandum, Offer to Exchange and Consent Solicitation Statement, dated as of May 12, 2020 (the “Offering Memorandum” and, together with the accompanying letter of transmittal, the “Offer Documents”).
Concurrently with the Exchange Offer, the Issuers will solicit consents (the “Consent Solicitation”) from Eligible Holders (as defined below) of the Senior Notes to amend (the “Proposed Senior Notes Amendments”) the indenture governing the Senior Notes (the “Senior Notes Indenture”). The Proposed Senior Notes Amendments would eliminate most of the restrictive covenants and certain of the events of default contained in the Senior Notes Indenture. The Issuers must receive consents from holders of a majority in aggregate principal amount of outstanding Senior Notes not owned by the Issuers or any of their affiliates to adopt the Proposed Senior Notes Amendments. Holders who validly tender their Senior Notes will be deemed to consent to the Proposed Senior Notes Amendments, and holders may not deliver consents to the Proposed Senior Notes Amendments without validly tendering their Senior Notes in the Exchange Offer.
The following table sets forth the consideration offered in the Exchange Offer and Consent Solicitation:

		Consideration per $1,000 Principal Amount of Senior Notes Tendered
CUSIP/ISIN	Outstanding Principal Amount of Senior Notes	Total Consideration if Tendered prior to or at the Early Tender Time (as defined below) (1)	Total Consideration if Tendered after the Early Tender Time (1)
25277LAC0 / US25277LAC00; U2527JAB1 / USU2527JAB18	$1,820,308,000	$467 in aggregate principal amount of New Secured Notes and $133 in cash	$467 in aggregate principal amount of New Secured Notes and $103 in cash
(1) Additionally, eligible holders of the Senior Notes that are validly tendered at or prior to the Expiration Time (as defined below) and accepted for exchange will receive accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the Settlement Date (as defined below) and will not be entitled to receive an interest payment on such Senior Notes on August 15, 2020. Interest on the New Secured Notes will accrue from the Settlement Date.
The Exchange Offer will expire at 12:00 midnight, New York City time, on June 9, 2020, unless extended or earlier terminated (the “Expiration Time”) by the Issuers. Eligible Holders that validly tender their Senior Notes and deliver consents prior to 5:00 p.m., New York City time, on May 26, 2020 (the “Early Tender Time”), and do not validly withdraw their Senior Notes prior to 5:00 p.m., New York City time, on May 26, 2020 (the “Withdrawal Deadline”) will receive the total consideration set out in the applicable column in the table above. Holders that validly tender their Senior Notes after the Early Tender Time and on or before the Expiration Time will receive the total consideration set out in the applicable column in the table above. Validly tendered Senior Notes may not be withdrawn and consents may not be revoked after the Withdrawal Deadline, subject to limited exceptions.
The Issuers will settle all exchanges promptly after the Expiration Time (the “Settlement Date”). The Settlement Date is expected to occur within three business days following the Expiration Time, assuming the conditions to the Exchange Offer and Consent Solicitation have either been satisfied or waived by the Issuers at or prior to the Expiration Time.

Interest on the New Secured Notes will accrue from the Settlement Date at a rate of 12.750% per annum. Interest on the New Secured Notes will be paid on February 15 and August 15 of each year, beginning on February 15, 2021. Prior to August 15, 2022, the Issuers may redeem the New Secured Notes, in whole or in part, at any time or from time to time at a price equal to 100% of the principal amount of the applicable New Secured Notes plus accrued and unpaid interest, if any, to the date of redemption, plus a “make whole” premium (assuming for purposes of the calculation of such “make whole” premium that interest were to accrue on the New Secured Notes at a rate for such “make whole” period equal to 5.375% per annum). Beginning on August 15, 2022, the Issuers may redeem the New Secured Notes, in whole or in part, at any time or from time to time at certain redemption prices set forth in the Offering Memorandum. In addition, on or prior to August 15, 2022, we may redeem up to 40% of each series of the New Secured Notes using the proceeds of certain equity offerings.
The Issuers’ obligations under the New Secured Notes will be jointly and severally guaranteed by Diamond Sports Intermediate Holdings LLC (“Holdings”), the Issuers’ direct parent, and certain wholly-owned subsidiaries of Holdings. The New Secured Notes are not guaranteed by Sinclair, Sinclair Television Group, Inc. (“STG”), or any of STG’s subsidiaries.
The Exchange Offer and Consent Solicitation, including the Issuers’ acceptance of validly tendered Senior Notes and payment of the applicable consideration, is conditioned on the satisfaction or waiver of certain conditions, as described in the Offer Documents. The Exchange Offer and Consent Solicitation is not conditioned upon the tender of a minimum principal amount of Senior Notes. The Issuers may terminate, withdraw, amend or extend the Exchange Offer and/or Consent Solicitation in their sole discretion.
The Exchange Offer is being made, and the New Secured Notes are being offered and issued, only to holders of Senior Notes who are reasonably believed to be (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) not U.S. persons (as defined in Regulation S under the Securities Act) or purchasing for the account or benefit of U.S. persons, other than a distributor, and are purchasing the New Secured Notes in an offshore transaction in accordance with Regulation S. The holders of Senior Notes who are eligible to participate in the Exchange Offer pursuant to the foregoing conditions are referred to as “Eligible Holders.” Only Eligible Holders are authorized to receive or review the Offering Memorandum or to participate in the Exchange Offer and Consent Solicitation.
The Offer Documents will be distributed only to holders of Senior Notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Copies of the eligibility letter are available to holders through the information and exchange agent for the Exchange Offer, Ipreo LLC, at (888) 593-9546 (U.S. toll-free) or (212) 849-3880 or ipreo-exchangeoffer@ihsmarkit.com. Moelis & Company LLC is acting as dealer manager in connection with the proposed Exchange Offer and Consent Solicitation. Eligible Holders of Senior Notes may contact Moelis at 212-883-3800 with questions they may have regarding the Exchange Offer and Consent Solicitation.
The Exchange Offer and Consent Solicitation is made only by, and pursuant to the terms of, the Offer Documents, and the information in this news release is qualified by reference thereto.
This press release shall not constitute an offer to sell or the solicitation of an offer to exchange or purchase the New Secured Notes or any other securities, nor shall there be any offer or exchange of the New Secured Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. In addition, this press release is neither an offer to exchange or purchase nor a solicitation of an offer to sell any Senior Notes in the Exchange Offer or a solicitation of consents to the Proposed Senior Notes Amendments.

The New Secured Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Accordingly, the New Secured Notes are being offered for exchange only to persons reasonably believed to be (i) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or (ii) not U.S. persons (as defined in Regulation S under the Securities Act) or purchasing for the account or benefit of U.S. persons, other than a distributor, and are purchasing the New Secured Notes in an offshore transaction in accordance with Regulation S.
Forward-Looking Statements:
The matters discussed in this news release include forward-looking statements regarding, among other things, future events and actions. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the novel coronavirus (“COVID-19”) pandemic on our business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, our ability to generate cash to service our substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering “skinny” programming bundles that may not include all programming of our networks, our ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Michael Padovano
mpadovano@5wpr.com